Exhibit 10.1
Intel Corporation
2200 Mission College Blvd.
P.O. Box 58119
Santa Clara, CA 95052-8119
(408) 765-8080
www.intel.com
November 10, 2009
Douglas Melamed
6405 Shadow Road
Chevy Chase, MD 20815
Dear Doug:
We are pleased to offer you the position of Senior Vice President and General Counsel reporting to me. We are delighted to make this offer of employment to you with following terms and look forward to you joining the Intel team in Santa Clara, California beginning on November 19, 2009.
The terms of your offer, contingent upon approval of the Compensation Committee of the Board of Directors, are as follows. You will receive an annual base salary of $600,000 per annum. Also, you will participate in two separate cash incentive plans. The first incentive program, specific to Executive Officers and a significant part of annual compensation, is known as the ‘Executive Officer Incentive Plan’ or ‘EOIP’. Your annual “baseline” for the bonus beginning in 2010 is $400,000. This incentive plan is designed such that if the company hits its performance for the year, the resulting payout would be at three times the baseline. The payout amount is based on: 1) company financial performance against pre-set annual goals; 2) financial performance relative to a select peer group; and 3) performance against pre-set internal operational metrics. Payouts are made in early February based on the previous year’s results, along with a modification of +/- up to 10% based on individual performance as judged by myself as CEO and the Compensation Committee of the Board of Directors.
Intel Corporation
An Equal Opportunity Employer
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The second program is a semi-annual incentive based on the company’s profits, and modified by company-wide customer satisfaction scores. This program is known as the ‘Employee Cash Bonus Program’ or ‘ECBP’. Payouts occur in July and January based on the company results from the previous six months. The annual target amount for the ECBP is 6% of your base salary and EOIP baseline combined, which is $60,000.
In addition, a one-time sign on bonus of $500,000 will be provided less withholding taxes at the supplemental wage tax rate. This sign on bonus will be paid to you within 30 days of the commencement of your employment with Intel or at a later date in early 2010 based on your preference.
We want you to share in the success of the company through the Intel Stock Option Plan. Therefore, a New Hire Grant equal to $1,500,000.00 worth of Restricted Stock Units (RSUs) to be delivered in equal annual installments over three years will be granted. In addition to the RSUs, the New Hire grant will also include a stock option equal in grant date value (based on the Black-Scholes valuation formula) of $500,000, to be delivered in equal annual installments over four years. Additionally, there will be an acceleration of the last year of stock option vesting should you leave Intel after 3 years of employment.
Also we are offering you an additional incentive based upon your choice of participation to include either of the following as part of the terms of your offer.
The first of these choices is participation in the current Outperforming Stock Unit (OSU) program cycle with a target amount of $1,000,000 that is payable in May 2012 based on company performance. The payout range for this program is 33% to 200% of target. The second choice is to receive an additional number of Restricted Stock Units (RSUs) that would be granted with a value of $1,000,000 with the units vesting 50% on the second anniversary of grant and 50% on the third anniversary of grant. All your equity grants will be granted in the next regular grant cycle, in January 2010
Per our discussion, we will provide relocation assistance to the Bay Area and will provide temporary housing and storage as needed, new home closing costs and a cash allowance to cover miscellaneous moving expenses. Additionally, we will provide a second office for you at our Washington DC location as well.
Intel Corporation
An Equal Opportunity Employer
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We would like to highlight a few of our outstanding benefits that make Intel a great place to work. We offer a Stock Participation Plan, which allows you to purchase Intel’s stock at below market value and the company also provides a Sheltered Employee Retirement Plan (SERP) and the Sheltered Employment Retirement Plan Plus (SERPLUS) to assist you in saving for the future. Also, we will be providing four weeks of vacation eligibility upon joining the company, along with a range of benefits coverage including medical, dental, vision and life insurance at the beginning of your employment with Intel.
Doug, we are very excited about your joining Intel. Intel is a dynamic and fast paced environment and we know the company will give you ample opportunity to excel. Our success has been largely due to the creative drive, high quality and dedication of our employees. We look forward to you joining our team and contributing to our efforts to build a successful business and to influence the world with our technology.
We look forward to you joining us.

Sincerely,
/s/ Paul S. Otellini
Paul S. Otellini
President and Chief Executive Officer

Intel Corporation
An Equal Opportunity Employer
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